Exhibit 99.1

Finjan Mobile Announces Go-to-Market Technology Partnership with Avira
Parties Sign Cross-License to Each Other’s Patents

EAST PALO ALTO, CA – 04/26/17 -- Finjan Holdings, Inc. (NASDAQ: FNJN), a cybersecurity company, today announced that its subsidiary Finjan Mobile, Inc. (Finjan Mobile) has entered into a partnership agreement with Avira, Inc. Avira will provide its Virtual Private Network (VPN) Platform for distribution and sale by Finjan Mobile as part of its VitalSecurityTM suite of product offerings. The companies also entered into a confidential cross-license under their respective patents.

"Finjan Mobile’s industry-leading VitalSecurity Browser has proven to be a sought-after application among mobile users with over 150,000 downloads in less than five months," said Phil Hartstein, President and CEO of Finjan Holdings and Finjan Mobile. "As we work to build upon our suite of secured products, the partnership with Avira will allow us to reach a much broader customer base across multiple platforms. We are committed to offering a best-in-class suite of secure mobile applications and a robust foundation for the security and privacy of each user.”
ABOUT FINJAN
Established nearly 20 years ago, Finjan is a globally recognized leader in cybersecurity. Finjan's inventions are embedded within a strong portfolio of patents focusing on software and hardware technologies capable of proactively detecting previously unknown and emerging threats on a real-time, behavior-based basis. Finjan continues to grow through investments in innovation, strategic acquisitions, and partnerships promoting economic advancement and job creation. For more information, please visit www.finjan.com.
Finjan® is the registered trademark of Finjan Holdings, Inc.
Finjan Mobile and VitalSecurity are the trademarks of Finjan Mobile, Inc.

All Finjan regulatory filings are available on the Securities and Exchange Commissions (SEC) website www.sec.gov, and can also be found at ir.finjan.com/all-sec-filings.
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Cautionary Note Regarding Forward-Looking Statements
Except for historical information, the matters set forth herein that are forward-looking statements involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, Finjan’s expectations and beliefs regarding Finjan’s licensing program, the outcome of pending or future enforcement actions, the granting of Inter Partes Review (IPR) of our patents or an unfavorable determination pursuant to an IPR or other challenges at the USPTO of our patents, the enforceability of our patents, the cost of litigation, the unpredictability of our cash flows, our ability to expand our technology and patent portfolio, the continued use of our technologies in the market, our stock price, changes in the trading market for our securities, regulatory developments, general economic and market conditions, the market acceptance and successful business, technical and economic implementation of Finjan Holdings' intended operational plan; and the other risk factors set forth from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2016, and the Company's periodic filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from Finjan Holdings, Inc. All forward-looking statements herein reflect our opinions only as of the date of this release. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Finjan Holdings undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.

Investor Contact:
Vanessa Winter Finjan Valter Pinto | KCSA Strategic Communications
(650) 282-3245
investors@finjan.com